Exhibit 99.1

BULLDOG TECHNOLOGIES EXECUTES AMENDMENT TO FEBRUARY 2006 CONVERTIBLE NOTE

RICHMOND, British Columbia, August 28, 2006 — Bulldog Technologies Inc. (OTC.BB: BLLD), a provider of wireless solutions and sensor networks to monitor, track and secure assets for cargo and global supply chain security, today announced the execution of an amendment to the February 2006 Convertible Note (the “Notes”) on August 25, 2006 (the “Amendment”).

On February 24, 2006, the Company entered into an agreement with ten (10) investors (the “Note Holders”) to sell an aggregate of $2,000,000 of the Notes which entitled the Note Holders to convert all or any part of the principal outstanding under the Notes into the Company’s common stock at $1.00 per share, subject to adjustment according to the terms of the Notes agreement.  The total principal of $2,000,000 is to be repaid in 14 monthly instalments of approximately $143,000 per month commencing on June 24, 2006.  These repayments may be payable in cash or in shares of common stock at the market price, as further defined in the Notes agreement.  All principal and interest on the February 2006 Notes shall be due on August 24, 2007.  The Company paid the June 24, 2006 and July 24, 2006 principal instalments in cash.  On August 24, 2006, the Company believed that a cash repayment of the principal payment due would not be in the best interest of the Company with respect of continuing operations.  As a result, the Company was in default of the terms of the Notes.  Rather than placing the Company in default of the Notes, the Note Holders agreed to restructure the terms of the Notes.

In connection with the Amendment, the Company will issue to the Note Holders a total of 4,480,000 shares of the Company’s registered common stock in satisfaction of the August 24, 2006 principal payment.  In addition, the Company will adjust the conversion price of both the Notes and the August 2005 Convertible Notes (the “August Notes”) to a price equal to the lesser of (i) $0.05 per share or (ii) 75% of the average of the VWAP for each of the ten (10) trading days immediately prior to the applicable conversion date or principal repayment date.

The Company has also agreed to file a registration statement within thirty days of the execution of the Amendment.  The registration statement will register the number of shares of the Company’s common stock into which the Note Holders could convert the remaining principal of the Notes and the August Notes based upon the amended conversion price as described above.  Following the August 24, 2006 principal repayment of the Notes as described above, the Company will have approximately $2,867,000 of principal outstanding in the aggregate on the Notes and the August 2005 Notes.

Mr. Paul G. Harrington, President and Chief Executive Officer, stated, ““Our objective in entering into this agreement is based upon the need to preserve operating capital in order to meet our obligations in the short run, as it relates to cash flow.  Bulldog is approaching several critical milestones with respect to pilot programs coming to completion in the early part of September.  In anticipation of a successful outcome to this testing, we will need to have the available cash flow necessary to complete the implementation and deployment of the products in their respective markets.”

About Bulldog Technologies

Bulldog Technologies designs, develops, and manufactures its patented and FCC-certified wireless Online Security Solutions (BOSSTM) for supply-chain and other security and asset protection business applications.  With an estimated $6 billion in reported cargo theft annually, Bulldog’s BOSS™ products are designed to increase supply chain operational efficiency, security, and reduce and deter overall losses.  The Company also has the ability to offer substantial assistance to corporations, governments and law enforcement agencies in maintaining the integrity and traceability of cargo and containers as they enter or exit sovereign territory, are processed and re-distributed to final destinations.  For further details on the

Company and its products, please visit the Company’s website at www.bulldog-tech.com.

Bulldog Technologies believes that this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties.  Such statements are based on management’s current expectations and are subject to facts that could cause results to differ materially from the forward-looking statements.  For further information you are encouraged to review Bulldog’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the period ended August 31, 2005, and Quarterly Reports on Form 10-QSB for the periods ended November 30, 2005 and February 28, 2006.  The Company assumes no obligation to update the information contained in this press release.

Company Contact:

Investor Relations

(604) 271-8656

(508) 523-3141

www.bulldog-tech.com